Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 19, 2018

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q3 Sales and EPS

PHILADELPHIA, PA, November 19, 2018 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $78 million and $212 million for the three and nine months ended October 31, 2018, respectively. Earnings per diluted share were $0.70 and $1.92 for the three and nine months ended October 31, 2018, respectively.

Total Company net sales for the three months ended October 31, 2018, increased 9.0% over the same period last year to a record $974 million. Comparable Retail segment net sales increased 8%, driven by strong, double-digit growth in the digital channel and positive retail store sales. By brand, comparable Retail segment net sales increased 12% at Free People, 8% at the Anthropologie Group and 7% at Urban Outfitters. Wholesale segment net sales increased 12%.

“I’m pleased to announce our teams produced record Q3 sales and earnings,” said Richard A. Hayne, Chief Executive Officer. “All brands, all channels, all product categories and all geographies delivered positive ‘comp’ sales,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine-month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
Net sales by brand
Urban Outfitters	$379,187	$353,881	$1,081,192	$962,496
Anthropologie Group	385,031	352,080	1,133,391	1,025,585
Free People	202,170	180,572	589,890	520,307
Food and Beverage	7,145	6,241	17,202	18,507
Total Company	$973,533	$892,774	$2,821,675	$2,526,895

Net sales by segment
Retail Segment	$878,869	$808,546	$2,556,460	$2,289,526
Wholesale Segment	94,664	84,228	265,215	237,369
Total Company	$973,533	$892,774	$2,821,675	$2,526,895

For the three and nine months ended October 31, 2018, the gross profit rate improved by 134 basis points and 149 basis points versus the prior year’s comparable periods, respectively. The improvement in gross profit rate for both periods was driven by lower markdowns at all three brands and leverage in store occupancy cost due to strong Retail segment comparable net sales.

As of October 31, 2018, total inventory increased by $1.7 million, or 0.4%, on a year-over-year basis. Comparable Retail segment inventory was flat.

Selling, general and administrative expenses increased by $16.5 million, or 7.3%, and $41.3 million, or 6.2%, during the three and nine months ended October 31, 2018, compared to the prior year’s comparable periods, respectively. The dollar growth in selling, general and administrative expenses in both periods was primarily due to increased direct selling and marketing expenses to support and drive the increase in Retail segment net sales and higher bonus and share-based compensation expense. As a percentage of net sales, selling, general and administrative expenses leveraged 40 basis points and 129 basis points during the three and nine months ended October 31, 2018, when compared to the prior year’s comparable periods, respectively. The leverage in both periods was primarily driven by the net sales growth. The leverage for the nine months ended October 31, 2018 further benefited from continued savings associated with the fiscal 2018 store reorganization project and the nonrecurring store reorganization expenses incurred in the prior year.

The Company’s effective tax rate for the three months ended October 31, 2018, was 20.6% compared to 37.4% in the prior year period. The effective tax rate for the nine months ended October 31, 2018 was 21.7% compared to 37.2% in the prior year period. The decrease in the effective tax rate for the three and nine month periods was primarily due to the lower federal statutory rate resulting from the U.S. Tax Cuts and Jobs Act and the favorable impact of certain discrete items.

Net income for the three and nine months ended October 31, 2018, was $78 million and $212 million, respectively, and earnings per diluted share was $0.70 and $1.92, respectively.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program, of which 16.4 million common shares were remaining as of October 31, 2018. During the nine months ended October 31, 2018, the Company repurchased and subsequently retired 1.5 million common shares for approximately $58 million under this program. During the year ended January 31, 2018, the Company repurchased and subsequently retired 2.1 million common shares for approximately $46 million under this program.

During the nine months ended October 31, 2018, the Company opened a total of 14 new locations including: 4 Anthropologie Group stores, 4 Urban Outfitters stores, 3 Free People stores and 3 Food and Beverage restaurants; and closed 4 locations including: 2 Anthropologie Group stores, 1 Urban Outfitters store and 1 Free People store. During the nine months ended October 31, 2018, 3 franchisee-owned Urban Outfitters stores were opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 248 Urban Outfitters stores in the United States, Canada, and Europe and websites; 228 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 134 Free People stores in the United States and Canada, catalogs and websites, 13 Food and Beverage restaurants, and 3 Urban Outfitters franchisee-owned stores, as of October 31, 2018. Free People and Anthropologie Group wholesale sell their products through approximately 2,100 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/m6/p/kefhn89b

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to

U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2018	2017	2018	2017

Net sales	$973,533	$892,774	$2,821,675	$2,526,895
Cost of sales	635,835	595,028	1,847,473	1,692,026
Gross profit	337,698	297,746	974,202	834,869
Selling, general and administrative expenses	241,341	224,858	707,097	665,765
Income from operations	96,357	72,888	267,105	169,104
Other income (expense), net	1,235	(882)	3,061	1,173
Income before income taxes	97,592	72,006	270,166	170,277
Income tax expense	20,072	26,914	58,577	63,332
Net income	$77,520	$45,092	$211,589	$106,945

Net income per common share:
Basic	$0.71	$0.41	$1.95	$0.95
Diluted	$0.70	$0.41	$1.92	$0.94

Weighted-average common shares outstanding:
Basic	108,778,483	109,667,224	108,702,575	113,113,597
Diluted	110,262,879	110,100,254	110,149,105	113,432,367

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.3%	66.6%	65.5%	67.0%
Gross profit	34.7%	33.4%	34.5%	33.0%
Selling, general and administrative expenses	24.8%	25.2%	25.0%	26.3%
Income from operations	9.9%	8.2%	9.5%	6.7%
Other income (expense), net	0.1%	(0.1%)	0.1%	0.0%
Income before income taxes	10.0%	8.1%	9.6%	6.7%
Income tax expense	2.0%	3.0%	2.1%	2.5%
Net income	8.0%	5.1%	7.5%	4.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	October 31,	January 31,	October 31,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$329,021	$282,220	$234,726
Marketable securities	237,391	165,125	93,228
Accounts receivable, net of allowance for doubtful accounts of $1,572, $1,326 and $710, respectively	90,954	76,962	78,348
Inventory	451,659	351,395	449,957
Prepaid expenses and other current assets	139,774	103,055	111,050
Total current assets	1,248,799	978,757	967,309

Property and equipment, net	808,883	813,768	829,106
Marketable securities	36,033	58,688	41,254
Deferred income taxes and other assets	103,327	101,567	115,778
Total Assets	$2,197,042	$1,952,780	$1,953,447

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191,684	$128,246	$208,567
Accrued expenses, accrued compensation and other current liabilities	263,289	231,968	214,506
Total current liabilities	454,973	360,214	423,073
Long-term debt	—	—	—
Deferred rent and other liabilities	281,460	291,663	245,566
Total Liabilities	736,433	651,877	668,639

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 107,638,846, 108,248,568 and 108,248,471 issued and outstanding, respectively	11	11	11
Additional paid-in-capital	—	684	—
Retained earnings	1,492,691	1,310,859	1,309,541
Accumulated other comprehensive loss	(32,093)	(10,651)	(24,744)
Total Shareholders’ Equity	1,460,609	1,300,903	1,284,808
Total Liabilities and Shareholders’ Equity	$2,197,042	$1,952,780	$1,953,447